Exhibit 99.2

MEDICINE MAN TECHNOLOGIES INC. TO ACQUIRE PONO PUBLICATIONS AND SUCCESS NUTRIENTS

DENVER – August 15, 2016. Medicine Man Technologies Inc. (OTCQB: MDCL), one of the country’s leading cannabis branding and consulting companies, announced today that it has agreed in principle to acquire Pono Publications Inc. and Success Nutrients Inc., each a Colorado corporation. The closing of this transaction is subject to due diligence and execution of more definitive agreements, which is expected to occur on or before November 9, 2016. The consideration to be paid by Medicine Man Technologies includes the issuance of 7 million shares of Medicine Man Technologies’ common stock and retention of key team member employment consideration.

The Pono Publications Inc. brand includes the Three A Light TM cultivation publication with a ‘Professional Grade’ version (scheduled for release by year end) being developed exclusively for both Three A Light TM and Medicine Man Technologies clients. This new cultivation protocol has already achieved yields in the 450-gram per square foot range of flowering canopy per year and is deployable in both greenhouse and indoor based cultivation facilities. In addition to having a consulting client in Las Vegas, since January of this year, Pono Publications has sold in excess of 800 of the Three A Light TM manuals listed for $500 on both their web site (www.threealight.com) and on Amazon.com.

The Success Nutrients brand provides one of the key underpinnings of the cultivation methodology and is essential to the overall Three A Light TM performance metric. With an investment of two years of research, development and intense testing, this product line was specifically formulated for the cannabis industry. Within nine months of operations, this new start up business has already achieved extraordinary growth, most recently generating $100,000 in sales in July (up from 1st month sales of $4,000 in December 2015). While there can be no assurances, recent inquiries suggest this company will be growing considerably in the upcoming year (www.successnutrients.com).

The combination of these two new businesses is expected to allow Medicine Man Technologies to establish a cultivation improvement offering to existing cultivation facility owners not yet able to achieve these extraordinary performance levels. Adoption of this new methodology is also expected to allow most business owners the ability to vastly improve their existing cultivation performance metrics while maintaining the highest quality product.

Josh Haupt, Principal and Founder of Pono Publications and Success Nutrients stated, “After spending many years in development of both my proprietary nutrient line and cultivation methodologies, I am pleased to have found a new partnership opportunity in which I truly believe my companies will be able to grow with. The fact that Medicine Man Technologies is also a well-known presence in the cannabis industry should allow us to add substantial value back to the business as a whole while making more efficient use of our mutual resources.”

Brett Roper, MMT’s COO and Co-Founder noted, “As we continue to search for opportunities within our industry we were amazed to find such a remarkable opportunity so close to home. The fact that these two ventures are so well developed and already generating cash flow as well as profits is extraordinary and we are excited to add these two new elements to our brand warehouse deployment. Additionally, Success Nutrients, in combination with Pono Publications and Three A Light TM add a whole new depth of value to the current Medicine Man Technologies cultivation deployment initiatives we are deploying nationwide for our clients.”

Andy Williams, MMT’s CEO and Co-Founder added, “Prior to touring Josh Haupt’s cultivation facilities, I had never met an industrial cultivator of cannabis that was better than Medicine Man. Now I have. I believe Josh Haupt and Three A Light TM are hands down the best industrial cultivators of cannabis in the world. I could not be more excited to welcome Pono Publications and Success Nutrients to Medicine Man Technologies. The revenue and earnings potential of both products are tremendous. Paired with the leadership and charisma that Josh Haupt will bring to our executive management team and the synergies of our current product and service portfolio, the potential growth on all product and service fronts is exciting.”

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About Medicine Man Technologies

Established in March 2014, Medicine Man Technologies secured its first client/licensee in April 2014.  To date, the company has provided guidance for numerous clients (Colorado, Nevada, California, Oregon, Arizona, and Illinois) that have successfully secured licenses or partnered with other enterprises to operate cannabis businesses within their state.  Medicine Man Technologies currently has 24 active clients in 13 states, focusing on working with licensees and clients to:

•	Utilize management experience, technology, and training to help secure a license
•	Deploy the company’s highly effective variable capacity constant harvest cultivation practices and eliminate the liability of single grower dependence
•	Avoid the costly mistakes generally made in start-up by taking advantage of the experience of Medicine Man Technologies’ principals in developing a cannabis business
•	Stay engaged with an ever-expanding team of licensees all focused on quality and safety that will ‘share’ the ever-improving experience and knowledge of the network

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387

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